Exhibit 1.1

December 23, 2013

Melrose Cooperative Bank

638 Main Street

Melrose, MA 02176

Attention:	Jeffrey D. Jones President and Chief Executive Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”) to act as the exclusive financial advisor to Melrose Cooperative Bank (the “Bank”) and, upon formation, the Holding Company (as defined below) in connection with the Bank’s proposed conversion from the mutual to the stock form of organization (the “Conversion”) pursuant to the Bank’s Plan of Conversion. In accordance with the Plan of Conversion and in order to effect the Conversion, it is contemplated that the Bank will convert from mutual to stock form, issuing all of its common stock to a new stock holding company (the “Holding Company”), and the Holding Company will offer and sell shares of its common stock (the “Common Stock”) initially to eligible persons in a Subscription Offering, with any remaining unsold shares offered (A) to the general public in a direct community offering (the “Community Offering”), (B) if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”), and (C), if necessary, a Publicly Underwritten Offering, (the Subscription Offering, the Community Offering and any Syndicated Community Offering or Publicly Underwritten Offering are collectively referred to herein as the “Offerings”). The Bank and the Holding Company are collectively referred to herein as the “Company”. This letter sets forth the terms and conditions of our engagement.

In addition, KBW will act as Conversion Agent in connection with the Offerings pursuant to the terms of a separate agreement between the Company and KBW.

1.	Advisory/Offering Services

As the Company’s exclusive financial advisor, KBW will provide financial and logistical advice to the Company and will assist the Company’s management, legal counsel, accountants and other advisors in connection with the Conversion and related issues. We anticipate our services will include the following, each as may be necessary and as the Company may reasonably request:

1.	Provide advice on the financial and securities market implications of the Conversion and any related corporate documents, including the Company’s Business Plan;

2.	Assist in structuring the Offerings, including developing and assisting in implementing a marketing strategy for the Offerings;

Keefe, Bruyette & Woods, Inc., 18 Columbia Turnpike, Florham Park, NJ 07932, (973) 549-4036

Melrose Cooperative Bank

December 23, 2013

3.	Reviewing all offering documents related to the Offerings, including the Prospectus, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting the Company in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

5.	Assist the Company in analyzing proposals from outside vendors retained in connection with the Offerings, including printers, transfer agents and appraisal firms;

6.	Assist the Company in the drafting and distribution of press releases as required or appropriate in connection with the Offerings;

7.	Meet with the Board of Directors and/or management of the Company to discuss any of the above services; and

8.	Such other financial advisory and investment banking services in connection with the Offerings as may be agreed upon by KBW and the Company.

2.	Due Diligence Review

The Company acknowledges and agrees that KBW’s obligation to perform the services contemplated by this agreement shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as KBW and their counsel in their sole discretion my deem appropriate under the circumstances (the “Due Diligence Review”). The Company agrees it will make available to KBW all information, whether or not publicly available, which KBW reasonably requests (the “Information”), and will permit KBW to discuss with the board of directors and management the operations and prospects of the Company. KBW will treat all Confidential Information (as defined herein) as confidential in accordance with the provisions of Section 9 hereof. The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of the Information in performing the services contemplated by this agreement without having independently verified or analyzed the accuracy or completeness of same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. The Company acknowledges and agrees that KBW will rely upon Company management as to the reasonableness and achievability of any financial and operating forecasts and projections provided to KBW, and that KBW will assume, at the Company’s direction, that all financial forecasts and projections have been reasonably prepared by Company management on a basis reflecting the best then currently available estimates and judgments of management as to the expected future financial performance of the Company, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management.

3.	Regulatory Filings

The Company will cause appropriate offering documents to be filed with all regulatory agencies including the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and the appropriate federal and/or state bank regulatory agencies. In addition, the Company and KBW agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in

Melrose Cooperative Bank

December 23, 2013

connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including KBW’s participation therein and shall furnish KBW a copy thereof addressed to KBW or upon which counsel shall state KBW may rely.

4.	Fees

For the services hereunder, the Company shall pay the following fees to KBW at closing unless stated otherwise:

(a)	Management Fee: A Management Fee of $30,000 payable as follows: $15,000 upon the signing of this agreement and $15,000 upon the filing of the initial Registration Statement. Such fees shall be deemed to have been earned when due. Should the Offerings or this agreement be terminated for any reason KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

(b)	Success Fee: A Success Fee of one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the Subscription and Community Offerings. Such fees shall be due at the closing of the Offerings. No fee shall be payable to any shares sold to the officers, directors, employees or the immediate family of such persons (“Insiders”), and qualified and non-qualified employee benefit plans or issued to any charitable foundation established by the Company in connection with the Conversion. “Immediate family” includes the spouse, parents, siblings and children who live in the same house as the officer, director or employee. The Management Fee described in 4(a), to the extent then already paid, will be credited against the Success Fee. The obligation to pay to KBW the full Success Fee upon completion of the Offerings shall survive any termination of this agreement, including any termination occurring prior to the completion of such Offerings.

(c)	Syndicated Community Offering or Publicly Underwritten Offering: For Common Stock sold by a group of selected dealers (including KBW) pursuant to a Syndicated Community Offering for which KBW will serve as sole book-running manager (the “Selling Group’), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the Syndicated Community Offering, which fee paid to KBW, along with the fee payable directly by the Company to KBW and other selected broker dealers for their sales shall not exceed six percent (6.0%) of the aggregate dollar amount of Common Stock Sold. Alternatively, for stock sold by underwriters (including KBW) pursuant to a Publicly Underwritten Offering, any fees will be paid separately by the Company, and the underwriting discount will not exceed six percent (6.0%) of the aggregate dollar amount of Common Stock so sold. KBW will not commence sales of the Common Stock through the Selling Group without the specific prior approval of the Company. KBW reserves the right and may, in its sole discretion, determine not to proceed with the Syndicated Community Offering or any Publicly Underwritten Offering based upon market conditions. Additionally, in both the Syndicated Community and Publicly Underwritten Offerings, KBW will require sufficient indications of interest of at least up to the minimum of the offering range in order to satisfy the closing requirements.

(d)	If, as a result of any resolicitation of subscribers undertaken by the Company, KBW reasonably determines that it is required or requested to provide significant services, KBW will be entitled to additional compensation for such services, which additional compensation will not exceed $25,000.

Melrose Cooperative Bank

December 23, 2013

The payment of compensation by the Company to KBW pursuant to this paragraph 4 is subject to FINRA’s review of such compensation, if such review is required under applicable FINRA rules and regulations.

5.	Additional Services

KBW further agrees to provide financial advisory assistance to the Company for a period of three years following completion of the Offerings, including general strategic planning, the creation of a capital management strategy designed to enhance the value of the Company, including the formation of a dividend policy and share repurchase program, assistance with shareholder relations matters, general advice on mergers and acquisitions, and other related financial matters, without the payment by the Company of any fees in addition to those set forth in Section 4 hereof. Nothing in this letter agreement shall require the Company to obtain such services from KBW. If KBW acts as a financial advisor to the Company in connection with any specific transactions, the terms of such engagement will be set forth in a separate agreement between the Company and KBW.

6.	Expenses

The Company will bear all expenses of the proposed Offerings customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, “Blue Sky,” and FINRA filing and registration fees; the fees of the Company’s accountants, attorneys, appraiser, business plan consultant, transfer agent and registrar, printing, mailing and marketing and Syndicated Community Offering or Publicly Underwritten Offering expenses associated with the Offerings; the fees set forth in Section 4; and fees for “Blue Sky” legal work. If KBW incurs expenses on behalf of Company, the Company will reimburse KBW for such expenses.

KBW will also be reimbursed for its reasonable out-of-pocket expenses, not to exceed $15,000 (subject to the provisions of this paragraph), related to the Offerings, including, but not limited to, costs of travel, meals and lodging, photocopying, telephone, facsimile, and couriers. KBW will also be reimbursed for fees and expenses of its counsel not to exceed $75,000 (subject to the provisions of this paragraph). These expense caps assume no unusual circumstances or delays, and no re-solicitation in connection with the Offerings. The Company acknowledges and agrees that, in the event unusual circumstances arise or a delay or resolicitation occurs (including but not limited a delay in the Offerings which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering documents), such expense caps may be increased by additional amounts, not to exceed an additional $10,000 in the case of additional out-of-pocket expenses of KBW and an additional $15,000 in the case of additional fees and expenses of KBW’s legal counsel. The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification or contribution provisions contained herein.

Melrose Cooperative Bank

December 23, 2013

7.	Limitations

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings. Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW. The Company agrees that no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to KBW be made by the Company or any of its representatives without the prior written consent of KBW.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

8.	Benefit

This letter agreement shall inure to the benefit of the parties hereto and their respective successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this letter agreement shall not be assignable without the mutual consent of KBW and the Company.

9.	Confidentiality

KBW acknowledges that a portion of the Information provided to it in connection with its engagement hereunder may contain confidential and proprietary business information concerning the Company (such Information, the “Confidential Information”). KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all Confidential Information; provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have been instructed to be bound by the terms and conditions of this paragraph. As used herein, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by KBW in violation of this Agreement, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW or its representatives by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not known to KBW to be bound not to disclose such information pursuant to a contractual obligation of confidentiality to the Company.

Melrose Cooperative Bank

December 23, 2013

The Company hereby acknowledges and agrees that the presentation materials and financial models used by KBW in performing its services hereunder have been developed by and are proprietary to KBW. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior consent from KBW in writing.

10.	Indemnification

As KBW will be acting on behalf of the Company in connection with the Offerings, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise related to or arising out of the Offerings or the engagement of KBW pursuant to, or the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by KBW expressly for use therein or (b) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s gross negligence or bad faith of KBW.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or

Melrose Cooperative Bank

December 23, 2013

contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

The Company also agrees that neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the indemnification and contribution provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other indemnified party.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

11.	Definitive Agreement

This letter agreement reflects KBW’s present intention of proceeding to work with the Company on its proposed Offerings. No legal and binding obligation is created on the part of the Company or KBW with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 9, (ii) the payment of certain fees as set forth in Section 4, (iii) the payment of fees and expenses as set forth in Section 6, (iv) the limitations set forth in Section 7, (v) the indemnification and contribution and other provisions set forth in Section 10 and (iv) those terms set forth in a mutually agreed upon Agency Agreement between KBW and the Company to be executed prior to commencement of the Offerings, all of which, notwithstanding anything to the contrary that may be contained herein, shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

KBW’s execution of such Agency Agreement shall also be subject to (a) KBW’s satisfaction with Due Diligence Review, (b) preparation of offering materials that are satisfactory to KBW, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of KBW and its counsel, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offerings.

Melrose Cooperative Bank

December 23, 2013

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC., A STIFEL COMPANY

By:

Robin P. Suskind
Managing Director

MELROSE COOPERATIVE BANK

By:		Date:	1-8-14

Jeffrey D. Jones
President and Chief Executive Officer

December 23, 2013

Melrose Cooperative Bank

638 Main Street

Melrose, MA 02176

Attention:	Jeffrey D. Jones President and Chief Executive Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”) to act as the conversion agent to Melrose Cooperative Bank (the “Bank”) and, upon formation, the Holding Company (as defined below) in connection with the Bank’s proposed conversion from the mutual to the stock form of organization (the “Conversion”) pursuant to the Bank’s Plan of Conversion. In accordance with the Plan of Conversion and in order to effect the Conversion, it is contemplated that the Bank will convert from mutual to stock form, issuing all of its common stock to a new stock holding company (the “Holding Company”), and the Holding Company will offer and sell shares of its common stock (the “Common Stock”) initially to eligible persons in a Subscription Offering, with any remaining unsold shares offered (A) to the general public in a direct community offering (the “Community Offering”), (B) if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”), and (C), if necessary, a Publicly Underwritten Offering, (the Subscription Offering, the Community Offering and any Syndicated Community Offering or Publicly Underwritten Offering are collectively referred to herein as the “Offerings”). The Bank and the Holding Company are collectively referred to herein as the “Company”. This letter sets forth the terms and conditions of our engagement.

1.	Conversion Agent Services

As Conversion Agent, KBW will provide the following services, as the Company may reasonably request.

1.	Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Company’s Stock Information Center, including subscription management and voting solicitation efforts.

2.	Preparation of Vote Solicitation Plans and Procedures, and Special Meeting Services, including, but not limited to the following:

•	Identify all depositors eligible to vote at the special meeting of members, per the Company’s cooperative bank charter and bylaws.

•	Assist the Company’s financial printer with labeling of materials to voters;

Keefe, Bruyette & Woods, Inc., 18 Columbia Turnpike, Florham Park, NJ 07932, (973) 549-4036

Melrose Cooperative Bank

December 23, 2013

•	Provide support for any follow-up reminder mailings, as needed, including additional solicitation materials;

•	Vote tabulation; and

•	Assist the Inspector of Election (“tellers”) for the Company’s special meeting of shareholders (i.e. depositors), if requested and the election is not contested.

3.	Subscription and Community Offering Services and Stock Information Center Management, including, but not limited to the following:

•	Provide experienced KBW representatives registered with the Financial Industry Regulatory Authority (“FINRA”) to manage and supervise the Stock Information Center (the “Center”);

•	Administer the Center, pursuant to which all substantive investor-related matters will be handled by employees of KBW;

•	Train and supervise Center staff assisting with order processing;

•	Assist in educating Company personnel about the Offerings, their roles and relevant securities laws pertaining to the Offerings;

•	Assist in establishing recordkeeping and reporting procedures;

•	Assist the Company’s financial printer with labeling of stock offering materials for delivery to eligible subscribers;

•	Perform stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to the Company’s legal counsel for ‘blue sky’ research and applicable registration;

•	Assist the Company’s transfer agent with the generation and mailing of stock certificates or statements of ownership; and

•	Perform interest and refund calculations and provide a file to enable the Company or its transfer agent to generate interest and refund checks and 1099-INT reporting as appropriate.

2.	Fees

For the Conversion Agent services outlined above, the Company agrees to pay KBW a fee of $25,000. This fee is based upon the requirements of current banking regulations, the Conversion as currently contemplated, and the expectation that member data will be processed as of three key record dates. Any material changes in regulations or the Plan of Conversion, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees not to exceed $5,000. All fees under this agreement shall be payable as follows: (a) $10,000 payable upon execution of this agreement, which shall be non-refundable; and (b) the balance upon the completion of the Offerings.

3.	Expenses

In addition to any fees that may be payable to KBW hereunder, the Company agrees to reimburse KBW, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including travel, lodging, food, telephone, postage, forms and supplies, and other similar expenses, which will not exceed $25,000 without the Company’s consent (which consent shall not be

Melrose Cooperative Bank

December 23, 2013

unreasonably withheld, conditioned or delayed); provided however that the Company acknowledges and agrees that such expense cap may be increased by an additional amount, not to exceed $10,000, for additional out-of-pocket expenses in the event a resolicitation of the Offerings should occur. In addition, the Company will bear all costs related to the operating of the Stock Information Center including hiring temporary personnel, if necessary. In the event KBW incurs such expenses on behalf of the Company, the Company shall reimburse KBW for such reasonable fees and expenses regardless of whether the Offerings are successfully completed. KBW will not incur any single expense of more than $1,000 without the prior approval of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

4.	Reliance on Information Provided

The Company agrees to provide KBW with such information (the “Information”) as KBW may reasonably require in performance of its services under this agreement. The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of the Information in performing the services contemplated by this agreement without having independently verified or analyzed the accuracy or completeness of same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

5.	Limitations

The Company acknowledges and agrees that KBW, as Conversion Agent hereunder, (a) shall have no duties or obligations other than the contractual obligations to the Company specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with an indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The Company also agrees neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall be liable to any person or entity, including the Company and any purchaser or potential purchaser of Common Stock in the Offerings, by reason of any error of judgment, or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof, unless caused by or arising primarily out of KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party (as defined herein) may have at common law or otherwise, including, but not limited to, any right to contribution.

Anything in this agreement to the contrary notwithstanding, in no event shall KBW be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if KBW has been advised of the likelihood of such loss or damage and regardless of the form of action.

Melrose Cooperative Bank

December 23, 2013

6.	Indemnification

The Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of KBW pursuant to, and the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred, including expenses incurred in connection with investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a Party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith or gross negligence.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement. For the sole purpose of enforcing and otherwise giving effect to the indemnification and contribution provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other indemnified party.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

Melrose Cooperative Bank

December 23, 2013

7.	Definitive Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC., A STIFEL COMPANY

By:

Robin P. Suskind
Managing Director

MELROSE COOPERATIVE BANK

By:		Date:	1-8-14

Jeffrey D. Jones
President and Chief Executive Officer